EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474

Virco Announces Fourth Quarter Results 1

     Torrance, California, March 31, 2003 – Virco Mfg. Corporation (AMEX: VIR) today released its fourth quarter results in the following Letter to Shareholders from Robert A. Virtue, President and CEO:

     Business conditions in our core public school market deteriorated noticeably in the fourth quarter. Through three quarters our sales volume was down 4%. In the fourth quarter, the figure slipped by 12%. For the full year, sales dropped 5% from $257MM to $244MM. Precise cost controls still permitted us to earn a modest profit without resorting to layoffs, plant closures or product line deletions. Here are the numbers:

	Three Months Ended		Twelve Months Ended
	1/31/2003	1/31/2002	1/31/2003	1/31/2002

	(in thousands except per share data)
Sales	$35,001	$39,580	$244,355	$257,462
Cost of Sales	29,245	30,816	167,570	180,275

Gross Margin	5,756	8,764	76,785	77,187
Selling, General & Administrative	14,131	15,929	76,362	76,751

(Loss)/Income before Taxes	(8,375)	(7,165)	423	436
Income Tax (Benefit)/Expense	(3,290)	(2,774)	141	190

Net (Loss)/Income	$(5,085)	$(4,391)	$282	$246

Net (Loss)/Income per share – assuming dilution (a)	$(0.39)	$(0.33)	$0.02	$0.02
Weighted average shares outstanding – assuming dilution (a)	13,040	13,485	13,458	13,675

	1/31/2003	1/31/2002

Current Assets	$66,068	$62,459
Non-Current Assets	88,728	98,913
Current Liabilities	27,320	27,995
Non-Current Liabilities	44,702	43,154
Stockholders’ Equity	82,774	90,223

(a)	Weighted average shares outstanding for the three and twelve months ended January 31, 2002 are adjusted for a 10% stock dividend declared on August 20, 2002. For the quarter ended January 31, 2003 and 2002, net loss per share was calculated based on basic shares outstanding at January 31, 2003 and 2002, due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

     We have been through several recessions in our 53-year history. It has been our observation that publicly-funded institutions such as school districts lie “downstream” of the broader economy. Tax revenues and related spending depend on private sector earnings, but lag the private sector by one to three years.

     Our business cycles reflect this downstream position, as the fourth quarter illustrated. Early numbers from the first quarter of 2003 are similarly depressed, perhaps in part due to the President’s Day storm which closed schools in the northeast for up to two weeks.

     Because we’ve been here before, these conditions do not frighten us. In fact, after each major recession of the last fifteen years (1987, 1992), we’ve emerged stronger than our immediate competitors. Our strategy for surviving this recession is built on prior experience:

> Keep our trained workforce fully employed;

> Keep all of our plants operational;

> Invest in new products when competitors can’t or won’t; and

> Use our financial strength to build off-season inventory for timely summer deliveries.

     The dichotomy in public school funding we’ve described in previous reports appears to be intensifying. As legislators cut school budgets to balance declining state revenues, voters are passing bond issues with offsetting frequency. Beyond the contradictory political implications, these funding decisions have reduced our day-to-day replacement orders while simultaneously increasing large orders for new schools. These opposing effects are often seen within the same district.

     Although it may take a year or more for full funding to return to our public sector customers, we sense that now is the time to communicate our message of strength and service. We have sufficient latitude to balance costs with incoming orders even if current negative trends continue for several more quarters. We also know from other recessions that the best time to launch an offensive is before the recovery is obvious.

     Last year we canceled our annual February sales meeting to save money. This year, even though confronted with equally difficult financial conditions, we decided to meet. Our theme was “Positioned for Success”. We unveiled the largest new product offering in our company’s history. We trained our salespeople on new selling tools for use with contracts such as U. S. Communities, a nationwide program that makes benchmark competitive contracts available to most public agencies and institutions. By the time the meeting finished, our sales force was even more clearly on the offensive.

     As we’ve said many times over the past three years, we could have made more drastic cuts to boost short-term results. But in an industry characterized by short-term thinking, we continue to see our long-term strategy as a competitive advantage. Unlike other furniture manufacturers, we have not resorted to layoffs as method of cost control or profit management. Morale among our employees remains high, which is vitally important for the growth initiatives we’ll be pursuing.

     After analyzing final sales figures for 2002, we’re certain we gained market share in both our education and commercial markets. For competitive reasons we won’t be publishing any details, but we can say broadly that gains occurred in market categories (certain types of retailers and wholesalers); functional product categories (ergonomic seating and technology support in classrooms); and services (turnkey new school furnishings and equipment). 2002 was a year of cautious asset husbandry. 2003 will be a year of calculated expansion.

     This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business and sales strategies, our ability to continue to control costs and inventory levels, the potential impact of our Assemble-to-Ship program on earnings, market demand including public school funding levels, pricing and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the markets for school and office furniture generally and specifically in areas and with customers with which we conduct our principal business activities, levels of public school funding, including the level of voter adoption of public bonds, customer confidence, and competition. See our Annual Report on Form-10K for year ended January 31, 2002, and other materials filed with the Securities and Exchange Commission for further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of Filing